EXHIBIT 2.1

EXECUTION COPY

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of October 12, 2010 (this “Amendment”), among ITT Corporation, an Indiana corporation (“Parent”), Oyster Acquisition Corp., an Oklahoma corporation and a direct wholly owned subsidiary of Parent (“Sub”), and O.I. Corporation, an Oklahoma corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent and Sub, on the one hand, and Company, on the other hand are parties to that certain Agreement and Plan of Merger, dated as of September 13, 2010 (the “Agreement”); and

WHEREAS, Parent, Sub and the Company wish to amend the Agreement as follows.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties, intending to be legally bound hereby, agree as follows:

Section 1.               Amendments to Merger Agreement.

(a)           Section 4.1(a)(i) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(i)           declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such, other than dividends or distributions from Subsidiaries of the Company to the Company, provided, that (A) prior to the Closing, the Company may declare and continue to pay a quarterly cash dividend of $0.05 per share of Company Common Stock on dates and in the manner consistent with prior practice, and (B) prior to the Closing, the Company may declare a one-time cash dividend of up to $0.50 per share of Company Common Stock then outstanding, payable to the Company’s shareholders immediately prior to or following the Closing (the “Closing Dividend”), but only if (x) prior to the Closing the Company pays the full amount of the Closing Dividend to the Company’s transfer agent (for subsequent payment to the Company’s shareholders) on terms and conditions acceptable to Parent and (y) the payment of the Closing Dividend does not cause the Net Cash Amount as of immediately prior to the Effective Time to be less than $4,145,000; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities.”

(b)           Section 6.3(g) of the of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Net Cash Amount.  The Net Cash Amount as of immediately prior to the Effective Time ( after giving effect to the payment of any dividend permitted by Section 4.1(a)(i)) shall not be less than $4,145,000.”

(c)           Section 8.10 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Net Cash Amount” as of any date means an amount equal to (i) the sum of (A) the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries as of such date plus (B) the Prepaid Expense Amount, minus (ii) the sum of (A) the aggregate principal amount of indebtedness for borrowed money and indebtedness evidenced by notes, debentures, bonds or similar instruments of the Company and its Subsidiaries, together with all accrued and unpaid interest thereon, plus (B) the amount by which the aggregate of all unpaid costs and expenses incurred by the Company and its Subsidiaries in connection with this Agreement and the transactions contemplated hereby is greater than the Transaction Expense Amount. For the avoidance of doubt, for purposes of determining the Net Cash Amount under this Agreement, the amount of the Closing Dividend paid by the Company to its transfer agent pursuant to Section 4.1(a)(i) shall not be included in the cash and cash equivalents of the Company and its Subsidiaries.”

Section 2.               Agreement Remains in Effect.  Except as expressly provided in this Amendment, the Agreement shall remain in full force and effect without any modification or amendment.

Section 3.               Counterparts.  This Amendment  may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 4.               Entire Agreement; No Third-Party Beneficiaries.  This Amendment, together with the Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  This Amendment, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 5.               Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Oklahoma without regard to the conflict of law principles thereof.  The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Oklahoma and the federal courts of the United States of America located in the State of Oklahoma solely in respect of the interpretation and enforcement of the provisions of this Amendment and of the documents referred to in this Amendment, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Amendment or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 of the Agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(b).

Section 6.               Assignment.  Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized all as of the date first written above.

ITT CORPORATION

By:	/s/ Aris Chicles
Name: Aris Chicles
Title: Senior Vice President

OYSTER ACQUISITION CORP.

By:	/s/ Denise Brower
Name: Denise Brower
Title: President

O.I. CORPORATION

By:	/s/ J. Bruce Lancaster
Name: J. Bruce Lancaster
Title: CEO & CFO